China Automotive Systems Reports
2011 First Quarter Financial Results

WUHAN, China, July 22, 2011 — China Automotive Systems, Inc. (“CAAS” or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Results

•	Net sales rose 8.1% to $91.0 million, compared to $84.2 million in the first quarter of 2010;

•	Gross profit was $20.0 million, compared to $22.5 million for the comparative quarter in prior year; Gross margin was 22.0% in the 2011 first quarter;

•	Research and development expenses rose approximately $1.0 million to $2.3 million;

•
Net income attributable to the parent company’s common shareholders was $17.2 million, or diluted earnings per share of $0.23, versus a loss of $4.1 million, or $0.15 loss per share, in the 2010 first quarter; and

•	Cash and cash equivalents were $40.6 million at March 31, 2011.

Net sales were $91.0 million for the three months ended March 31, 2011, compared with $84.2 million for the first quarter ended March 31, 2010, an increase of $6.8 million, or 8.1%. Sales rose because of increased sales of the Company’s new Electronic Power Steering (“EPS”) system, an increase in export sales and the appreciation of the RMB against the U.S. dollar.

In the first quarter of 2011, the Company’s gross profit was $20.0 million, compared to $22.5 million in the first quarter of 2010. The first quarter 2011 gross margin was 22.0%, versus 26.8% in the same quarter in 2010, mainly due to sales price declines exceeding unit cost reductions. Gross margin in the fourth quarter of 2010 was 20%.

Selling expenses in the first quarter of 2011 increased $0.5 million to $2.4 million, from $1.9 million in the first quarter of 2010. Higher warehouse rental expenses related to an increase in the rented area, due to the need to accommodate higher sales volumes, and greater transportation expenses, which reflected both an increase in oil prices as well as a greater number of units being sold. As a percentage of sales, selling expenses were 2.7% in the first quarter of 2011, compared to 2.2% in the first quarter of 2010.

General and administrative expenses were flat at $3.9 million in both the 2011 and 2010 first quarters.

Research and development expenses rose by approximately $1.0 million to $2.3 million in the first quarter of 2011, compared to $1.3 million for the three months ended March 31, 2010. Demand for EPS is rising and to market EPS more quickly, CAAS added senior technicians and advanced manufacturing and testing equipment to the research and development program. As a percentage of sales, R&D expenses rose to 2.5% from 1.5% in the first quarter of last year.

Income from operations was $11.7 million for the three months ended March 31, 2011, versus $15.9 million in the first quarter of 2010. The decline of $4.2 million resulted primarily from lower gross profit and higher operating expenses compared to the first quarter of 2010. As a result, operating margin was 13% in the first quarter of 2011, as compared to 19% in the same period last year, but higher than the 12% in the fourth quarter of 2010.

Financial expenses increased $0.6 million to $1.1 million for the three months ended March 31, 2011, compared to $0.5 million for the first quarter of 2010. This increase was primarily due to the fact that (a) beginning on February 15, 2011, the Company accrued interest at the rate of 13% according to the terms of the Convertible Notes, and during the three months ended March 31, 2010, the Company accrued interest at the rate of 11%; and (b) the interest and make-whole accrual required for the redemption date on February 15, 2010 was lower as a substantial portion of the interest and make-whole was already accrued for when the WAP default occurred in fiscal 2009 and hence, the lower financial expense.

For the first quarter of 2011, the gain on the change in fair value of the derivative was $11.7 million versus a loss of $14.2 million for the same period of 2010. During the three months ended March 31, 2011, the Company’s common stock market price dropped from the beginning of the year, thereby decreasing the intrinsic value of the embedded conversion feature and the fair value of the compound derivative liabilities, as well as increasing the gain on the change in the fair value of the derivatives. In the 2010 first quarter, CAAS’s common stock market price rose from the beginning of the year. The intrinsic value of the embedded conversion feature and the fair value of the compound derivative liabilities increased, and the loss on the change in the fair value of the derivatives rose.

During the three months ended March 31, 2011, the gain on the Convertible Notes conversion was $1.6 million, compared to no gain in the first quarter of 2010. On March 1, 2011, an investor converted $6.4 million of the Convertible Notes principal at a conversion price of $7.0822 per share. CAAS issued 907,708 shares of its common stock to the investor. On the conversion date, the market price of the common shares issued was $10.1 million ($11.14 per share) and the value of the conversion consideration was $11.7 million including $6.4 million of principal, $1.5 million of coupon interest and make-whole amount payable, and $3.7 million of derivative liabilities under such principal. A gain of $1.6 million was recorded on the Convertible Notes conversion representing the difference between the stock’s market price and the conversion consideration.

Income before income taxes increased $22.8 million to $24.0 million in the 2011 first quarter compared with $1.2 million for the three months ended March 31, 2010. This increase included a decrease in income from operations of $4.2 million, an increase in financial expenses of $0.6 million, an increase in the gain on change in the fair value of the derivative of $25.9 million and an increase in the gain on Convertible Notes conversion of $1.6 million.

For the three months ended March 31, 2011, net income attributable to the parent company’s common shareholders was $17.2 million, versus a net loss of $4.1 million in the first quarter of last year. This increase included a $23.1 million rise in net income, a decrease of $0.6 million in noncontrolling interest and the $2.5 million allocation to convertible notes holders. The weighted average number of basic common shares outstanding was 27,478,395 in the 2011 first quarter compared to 27,046,244 in the 2010 quarter. The weighted average number of diluted common shares outstanding was 31,558,363 in the 2011 first quarter compared to 27,046,244 in 2010.

As of March 31, 2011, total cash and cash equivalents were $40.6 million. Working capital was $123.9 million at the end of March 2011. Cash used to acquire property, plant and equipment for capacity expansion was $6.1 million for the three months ended March 31, 2011.

Non-GAAP Measures

For the three months ended March 31, 2011, adjusted net income attributable to the parent company (Non-GAAP) was $6.9 million versus adjusted net income attributable to the parent company of $10.3 million in the first quarter last year. Adjusted diluted earnings per share was $0.22 for the three months ended March 31, 2011 versus adjusted diluted earnings per share of $0.33 for same period of 2010.

Reconciliation of GAAP to Non-GAAP results:

Non-GAAP calculation	1Q2011	1Q2010
Net income (loss) attributable to parent company’s common shareholders	$17,182,402	$(4,106,451)
Add: Allocation to convertible notes holders	2,459,580	-
Add: Loss (gain) on change in fair value of derivative	(11,731,827)	14,152,382
Add: Accrued make-whole redemption interest expense for convertible notes	582,882	227,897
Less: Gain on convertible notes conversion	(1,564,418)	-
Adjusted net income attributable to parent company	$6,928,619	$10,273,828
Diluted earnings per share:
GAAP	$0.23	$(0.15)
Non-GAAP	$0.22	$0.33
Shares used in computing diluted earnings per share:
GAAP	31,558,363	27,046,244
Non-GAAP	31,558,363	31,555,217

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (U.S. GAAP), we use non-GAAP measures of net income attributable to parent company and earnings per share, which are adjusted from results based on U.S. GAAP to exclude certain expenses, gains and losses associated with the Company’s Convertible Notes. These non-GAAP financial measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors, as these non-GAAP results exclude certain expenses, gains and losses that we believe are not indicative of our core operating results, because these are consistent with the financial models and estimates published by many analysts who follow the Company, and these non-GAAP results assist in evaluating the Company’s operating performance compared with that of other companies in its industry. These non-GAAP results are some of the primary indicators management uses for assessing our performance, allocating resources and planning, and forecasting future periods. Further, management uses non-GAAP information that excludes certain non-cash charges such as accrued make-whole redemption interest expense and allocation to Convertible Notes holders associated with our Convertible Notes, as these non-GAAP items do not reflect the cash operating results of the business or the ongoing results.

Non-GAAP net income attributable to parent company and earnings per share are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company’s business. The Company recognizes that the usefulness of non-GAAP measures of net income attributable to parent company and earnings per share has certain limitations, including:

•
non-GAAP net income attributable to parent company and earnings per share do not include certain gains and losses associated with the Company’s Convertible Notes. Because the Convertible Notes are a recurring, non-cash item, related gains and losses are a necessary element of the Company’s costs and ability to generate profits and cash flows. Therefore, any measure that excludes certain gains and losses associated with the Company’s Convertible Notes may have material limitations; and

•
the manner in which the Company calculates non-GAAP net income attributable to parent company and earnings per share may differ from that of other companies, which limits their usefulness as a comparative measure.

The Company compensates for the foregoing limitations by using non-GAAP net income attributable to parent company and earnings per share as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. As such, these non-GAAP measures should be viewed in conjunction with the Company’s financial statements prepared in accordance with U.S. GAAP, as presented above and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 22, 2011.

Business Outlook

Management’s revenue guidance is for 15% year-over-year growth for the 2011 year. This target is based on the Company´s current views on operating and market conditions, which are subject to change.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on June 28, 2011, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$40,636,172	$49,424,979
Pledged cash deposits	20,259,826	20,983,891
Accounts and notes receivable, net, including $8,908,410 and $5,466,842 from related parties at March 31, 2011 and December 31, 2010	216,588,839	195,858,988
Advance payments and other, including $1,004,247 and $1,334,069 to related parties at March 31, 2011 and December 31, 2010	4,752,404	4,226,137
Inventories	47,485,173	36,870,272
Current deferred tax assets	2,657,227	3,199,117
Total current assets	332,379,641	310,563,384

Long-term Assets:
Property, plant and equipment, net	77,815,679	75,380,747
Intangible assets, net	615,332	662,089
Other receivables, net, including $436,557 and $350,464 from related parties at March 31, 2011 and December 31, 2010	2,482,054	2,801,434
Advance payments for property, plant and equipment, including $8,160,829 and $7,534,440 to related parties at March 31, 2011 and December 31, 2010	10,687,768	9,373,977
Long-term investments	3,233,024	3,162,136
Non-current deferred tax assets	3,498,831	3,271,594
Total assets	$430,712,329	$405,215,361

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$6,863,523	$6,794,812
Accounts and notes payable, including $1,849,339 and $1,867,926 to related parties at March 31, 2011 and December 31, 2010	161,400,638	148,517,423
Convertible notes payable	-	30,000,000
Compound derivative liabilities	-	25,271,808
Customer deposits	1,178,474	720,883
Accrued payroll and related costs	4,480,951	4,927,200
Accrued expenses and other payables	24,604,233	29,072,710
Accrued pension costs	3,724,693	3,851,988
Taxes payable	5,907,413	6,860,946
Amounts due to shareholders/directors	314,745	353,817
Total current liabilities	208,474,670	256,371,587
Long-term liabilities:
Convertible notes payable	23,571,429	-
Compound derivative liabilities	9,798,408	-
Accrued make-whole redemption interest expense of convertible notes	5,712,008	-
Advances payable	610,091	603,983
Total liabilities	248,166,606	256,975,570
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares; issued and outstanding – None	-	-
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; issued and outstanding –28,083,534 shares and 27,175,826 shares at March 31, 2011 and December 31, 2010	2,808	2,717
Additional paid-in capital	38,676,931	28,565,153
Retained earnings-
Appropriated	8,767,797	8,767,797
Unappropriated	78,621,833	58,979,851
Accumulated other comprehensive income	17,707,621	15,957,500
Total parent company stockholders' equity	143,776,990	112,273,018
Noncontrolling interests	38,768,733	35,966,773
Total stockholders' equity	182,545,723	148,239,791
Total liabilities and stockholders' equity	$430,712,329	$405,215,361

China Automotive Systems, Inc.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2011	2010
Net product sales, including $9,535,821 and $1,660,393 to related parties for the three months ended March 31, 2011 and 2010	$91,014,170	$84,232,689
Cost of product sold, including $5,419,770 and $4,347,288 purchased from related parties for the three months ended March 31, 2011 and 2010	71,029,262	61,697,672
Gross profit	19,984,908	22,535,017
Add: Gain on other sales	413,186	451,610
Less: Operating expenses
Selling expenses	2,415,276	1,867,803
General and administrative expenses	3,940,837	3,926,577
R&D expenses	2,310,731	1,301,758
Total operating expenses	8,666,844	7,096,138
Income from operations	11,731,250	15,890,489
Add: Other income, net	71,551	15,528
Financial expenses net	(1,062,213)	(508,221)
Gain (loss) on change in fair value of derivative	11,731,827	(14,152,382)
Gain on convertible notes conversion	1,564,418	-
Income before income taxes	24,036,833	1,245,414
Less: Income taxes	1,956,595	2,285,522
Net income (loss)	22,080,238	(1,040,108)
Net income attributable to noncontrolling interest	2,438,256	3,066,343
Net income (loss) attributable to parent company	19,641,982	(4,106,451)
Allocation to convertible notes holders	(2,459,580)	-
Net income (loss) attributable to parent company’s common shareholders	$17,182,402	$(4,106,451)
Net income (loss) attributable to parent company’s common shareholders per share –
Basic	$0.63	$(0.15)
Diluted	$0.23	$(0.15)
Weighted average number of common shares outstanding –
Basic	27,478,395	27,046,244
Diluted	31,558,363	27,046,244

China Automotive Systems, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$22,080,238	$(1,040,108)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided (used in) by operating activities:
Depreciation and amortization	3,276,782	2,358,266
Allowance for doubtful accounts (recovered)	(94,953)	218,944
Expense (benefit) of deferred income taxes assets	380,087	(447,191)
Gain on convertible notes conversion	(1,564,418)	-
(Gain) loss on change in fair value of derivative	(11,731,827)	14,152,382
Other operating adjustments	(38,471)	99
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	936,258	(1,230,619)
Accounts and notes receivable	(18,652,876)	(13,455,446)
Advance payments and other	(483,531)	(5,135,625)
Inventories	(10,243,348)	(7,960,570)
Increase (decrease) in
Accounts and notes payable	11,381,369	17,133,541
Customer deposits	451,993	4,976,051
Accrued payroll and related costs	(496,074)	(2,105)
Accrued expenses and other payables	2,530,456	2,310,261
Accrued pension costs	(166,247)	80,002
Taxes payable	(1,022,913)	1,531,557
Net cash provided by (used in) operating activities	(3,457,475)	13,489,439

Cash flows from investing activities:
(Increase) decrease in other receivables	344,246	(979,428)
Cash received from equipment sales	27,697	237,457
Cash paid to acquire property, plant and equipment	(6,143,104)	(4,616,312)
Cash paid to acquire intangible assets	-	(2,504)
Net cash used in investing activities	(5,771,161)	(5,360,787)

Cash flows from financing activities:
Proceeds from (repayment of) bank loans	-	(732,462)
Increase (decrease) in amounts due to shareholders/directors	(44,436)	186,845
Net cash used in financing activities:	(44,436)	(545,617)

Cash and cash equivalents affected by foreign currency	484,265	11,822
Net increase (decrease) in cash and cash equivalents	(8,788,807)	7,594,857
Cash and cash equivalents at beginning of period	49,424,979	43,480,176
Cash and cash equivalents at end of period	$40,636,172	$51,075,033

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